Exhibit 24(b)(8.92)

Seventh Amendment to the Fund Participation Agreement

This Seventh Amendment, dated as of April 1, 2017, by and between Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company, and before that Aetna Life Insurance and Annuity Company) (“VRIAC”), ReliaStar Life Insurance and Annuity Company (“ReliaStar”), and ReliaStar Life Insurance Company of New York (“ReliaStar New York”) (collectively the “Company”), Pioneer Investment Management, Inc. (as assignee from Pioneer Investment Management Shareholder Services, Inc. (“PIMSS,” formerly Pioneering Services Corporation)) (the “Adviser”) and Pioneer Funds Distributor, Inc. (“Distributor”), is made to the Fund Participation Agreement, dated as of September 21, 2000, as amended by Amendment No. 1 (effective August 5, 2003), Amendment No. 2 (effective March 1, 2003), Amendment No. 3 (effective May 1, 2004), Amendment No. 4 (effective March 1, 2008), Amendment No. 5 (effective September 17, 2010), and Amendment No. 6 (effective March 1, 2013).  Unless otherwise indicated, terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in writing executed by the parties;

WHEREAS, effective as of November 6, 2015, PIMSS assigned all of its rights, responsibilities, and obligations under the Agreement to its affiliate, the Adviser, and the Adviser assumed the same; and

WHEREAS, the parties agree to amend the Agreement to revise the compensation arrangements.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.                  All references in the Agreement to the Transfer Agent shall be deemed to be changed to references to the Adviser.

2.         The Agreement is amended to change the name of ING Life Insurance and Annuity Company to “Voya Retirement Insurance and Annuity Company” and references to such entity as “ING Life” to “VRIAC or the Company”.

3.         Schedule C of the Agreement is hereby deleted in its entirety and replaced with Schedule C attached hereto.

4.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Seventh Amendment as of the effective date set forth above.

VOYA RETIREMENT  INSURANCE AND                        PIONEER INVESTMENT MANAGEMENT,

ANNUITY COMPANY                                                             INC.

By:    /s/Elizabeth Schroeder                                  By:  /s/Tracy Connelly

Name: Elizabeth Schroeder                                    Name:  Tracy Connelly

Title:   Vice President                                             Title:  SVP & COO

RELIASTAR LIFE INSURANCE COMPANY                   PIONEER FUNDS DISTRIBUTOR, INC.

By:    /s/Elizabeth Schroeder                                  By:  /s/Laura J. Palmer

Name: Elizabeth Schroeder                                    Name:  Laura J. Palmer

Title:   Vice President                                             Title:  US Head of Sales

RELIASTAR LIFE INSURANCE COMPANY

OF NEW YORK

By:    /s/Elizabeth Schroeder

Name: Elizabeth Schroeder

Title:   Vice President

Schedule C

As amended as of April 1, 2017

(a)   Servicing Fee

            Administrative services to the Contract owners and Participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Distributor.  The Adviser recognizes the Company as the sole shareholder under this Agreement and that substantial savings will be derived in administrative expenses and shareholder communications by virtue of having a sole shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Adviser or its designee agrees to pay to the Company a servicing fee for such administrative services as set forth below in clauses 4(a) (1) – (4).

Services to be Performed by the Company.

(i) The Company shall be responsible for performing certain recordkeeping and administrative services (collectively, “Sub-TA Services”) with respect to the Customers, which shall include without limitation:

o   Providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by Customers;

o   Calculating daily valuation of Participant account value;

o   Providing a fund scorecard to help assess performance of the Funds;

o   Furnishing (either separately or on an integrated basis with other reports sent to a Customer by the Company) statements and confirmations of all purchases and redemption requests as may be required by agreement between the Company and the Customers;

o   Providing tax reporting;

o   Providing and maintaining elective services for Customers such as check writing and wire transfer services;

o   Processing Customer purchase and redemption requests that affect allocations to the Funds and placing purchase and redemption instructions with the Funds' adviser agent, including any designee thereof, ("Adviser") in the manner described in Section 4 hereof;

o   Processing dividend and distribution payments from the Fund on behalf of Customers;

o   Monitoring Customers for compliance with the applicable frequent trading policy;

o   Cooperating with the other parties to the Agreement to facilitate implementation of each other's anti-money laundering program;

o   Providing such other related recordkeeping and administrative services upon which the Funds and the Company may mutually agree.

(ii) The Company shall be responsible for performing certain shareholder services (“Shareholder Services”) with respect to Customers, which shall include without limitation:

o   Answering questions and handling correspondence from Customers about their accounts and the Funds;

o   Assisting Customers in designating and changing dividend options, account designations and addresses;

o   Maintaining participant account records that reflect allocations to the Funds;

o   Establishing and maintaining accounts and records relating to Customers;

o   Facilitating the tabulation of votes in the event of a meeting of shareholders;

o   Transmitting proxy statements and other proxy solicitation materials, annual and semi-annual reports, the Funds’ then current prospectuses and/or summary prospectuses (in each case, the "Prospectus") and other communications from the Funds to Customers as may be required by all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization (“Applicable Law”) and by agreement between the Company and the Customers;

o   Receiving Customer purchase and redemption requests for shares that reflect allocations to the Funds; and

o   Providing such other related shareholder services upon which the Distributor and the Company, as applicable, may mutually agree.

(iii) The Company shall each provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this section with respect to Customers. The Company shall exercise reasonable care in performing all such services.

(1) For Class A Shares, at the annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in Class A Shares in the Funds in each calendar quarter.  This fee shall be payable quarterly in arrears, as invoiced by the Company to the Adviser for the amount of such fee;

(2) for Class R Shares, at the annual rate of x.xx% (x.xxxx% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter. The Company agrees that the services that it shall provide shall not include distribution services primarily intended to result in the sale of Fund shares. The Adviser has no obligation to make any such payments and the Company hereby waives any such payments until the Adviser receives monies from the Fund.  The amount of compensation payable to the Company during any one year for its services with respect to Class R Shares of a Fund shall not exceed the maximum permitted by the Service Plan, as described in the Fund's prospectus; and

(3) For Class K Shares, no fee is payable to the Company by the Distributor or the Adviser, with respect to Plan assets invested in Class K Shares of the Funds through the Contracts.

            (4) For Class Y Shares, at an annual rate of x.xx% (x.xxx% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter; provided, however, that the fee shall remain at x.xx% (x.xxx%) of the average daily net assets that were invested in Class Y Shares of the Funds prior to April 1, 2017 and for all assets in each of the following Funds:  Pioneer Real Estate Shares, Pioneer Short Term Income Fund, and Pioneer Multi-Asset Ultrashort Income Fund.

The Adviser or its designee will make such payments in clauses (1), (2), and (4) to the Company within thirty (30) days after the end of each calendar quarter. Each such payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

            Notwithstanding the mutual confidentiality provisions contained in Section 11(i) of the Agreement, and for purposes of clarification, the Adviser agrees that the Company may disclose to any of its clients invested in the Funds prior to the date hereof  compensation information included in this Schedule C to the extent necessary for such clients to conduct its ordinary course business, such as responding to opportunities for new business or investment allocations, or as required by applicable law.

(b)   Distribution Related Fees

            In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 and for the distribution services primarily intended to result in the sale of Fund shares as described below, the Distributor will make payments to the Company or its affiliate at an annual rate of x.xx% (x.xxx% quarterly) for Class A Shares and x.xx% (x.xxx% quarterly) for Class R Shares, of the average net assets invested in the Funds in each calendar quarter.  Adviser or its designee will make such payments within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

Services to be Performed by the Company or its affiliate broker dealer.

(i) The Company or its affiliate broker dealer shall perform some or all of the following sales support services (“Distribution Services”) related to the distribution of shares of the Funds to Contracts or units of the Separate Accounts that may in turn invest in shares of the Funds, which shall include without limitation:

o   Preparing advertising, educational and marketing materials that lists the Funds;

o   Assisting Customers in completing application forms including allocations to the Funds;

o   Developing, preparing, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Funds;

o   Holding seminars and sales meetings designed to promote the sale of Fund shares;

o   Providing a dedicated plan sponsor website;

o   Providing a dedicated Plan Participant website;

o   Providing participant bench-marking tools, calculators and newsletters;

o   Training sales personnel regarding a Fund; and

o   Any other activity that the Distributor determines is primarily intended to result in the sale of a Fund's shares.

(ii) The Company or its affiliate broker dealer shall each provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this section with respect to Customers. The Company or its affiliate broker dealer shall exercise reasonable care in performing all such services.

The Distributor shall not be responsible for payment of the fees where the Distributor has a pre-existing agreement with regard to such account covered by this Agreement.